EXHIBIT 23.4


                CONSENT OF BRUCE H. MATSON, PROSPECTIVE DIRECTOR



         The undersigned, a prospective director of Apple Suites, Inc., a Virginia corporation (the "Company"), hereby (i) consents to being nominated for the position of director of the Company and to serve as such if elected, and
(ii) consents to being named as a prospective director in the Company's Registration Statement on Form S-11 relating to the Company's initial public offering of its common shares, and in the Prospectus contained therein proposed to be circulated with such offering, and all amendments thereto.


Executed this 19th day of July, 1999.


                                                        /s/    Bruce H. Matson
                                                        ------------------------
                                                        Bruce H. Matson